Exhibit 99.1

Monogram Residential Trust, Inc. Announces Entry into New Credit Facility

PLANO, Texas — January 20, 2015 — Monogram Residential Trust, Inc. (NYSE: MORE) (Monogram or the company) an owner, operator and developer of luxury apartment communities in select markets across the United States, today announced it has entered into a new $200 million revolving credit facility through Monogram Residential OP LP, its operating partnership.

“Execution of this new credit facility provides Monogram with additional capital flexibility and capacity,” stated Mark Alfieri, Monogram’s Chief Executive Officer, President and Chief Operating Officer.  “With our strong balance sheet and enhanced capital structure after our recent public listing, Monogram is well positioned to pursue its strategic objectives to grow its portfolio and drive higher cash flows and shareholder value over time.”

The credit facility has an annual interest rate and annual facility fee that depend on certain company elections, whether the company has an investment grade rating and its leverage ratio.  Based on these factors, the current annual interest rate would be LIBOR plus 2.50%.  The credit facility matures on January 14, 2019, but may be extended for 12 additional months at the company’s option.  In addition, the terms of the facility allow the company to increase the amount available under the facility by an additional $200 million to $400 million after satisfying certain conditions. The proceeds may be used by the company to acquire and/or develop properties, to refinance existing and future indebtedness, for capital improvements or general working capital needs, and to repurchase shares of the company’s common stock and other general corporate purposes.

KeyBank National Association served as Administrative Agent for the facility.  J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. served as Co-Lead Arrangers and JPMorgan Chase Bank, N.A. served as Syndication Agent.

About Monogram

Monogram Residential Trust, Inc. (Monogram), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,126 apartment homes.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of Monogram Residential Trust, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, and other factors described in the Risk Factors section of Monogram Residential Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Investor Relations:

Stephen Swett

(469) 250-5638

ir@monogramres.com

Media Contact:

Trevor Gibbons, Edelman on behalf of Monogram

(212) 704-8166

Trevor.Gibbons@edelman.com

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